EXHIBIT 10.8


                                   TERM SHEET

     This Agreement (the "AGREEMENT") is made this 26th day of April, 2002 ("EFFECTIVE DATE"), by and between TITUS INTERACTIVE SA ("TITUS"), a French corporation, and INTERPLAY ENTERTAINMENT CORP. ("INTERPLAY"), a Delaware corporation.

     Interplay and Titus hereto expect to enter into more formal agreement (the "LONG FORM AGREEMENT"), which is mutually satisfactory to both parties and reflects the terms of this Agreement. In connection therewith, the parties shall use their best efforts to complete the Definitive Agreement by 30th day of April, 2002 and in no event later than 30th day of September, 2002. Notwithstanding the foregoing, unless and until such Long Form Agreement is fully executed, this Agreement shall be deemed valid and legally binding. In consideration of the mutual terms, conditions and covenants hereinafter set forth, the parties agree as follows:

1.  CONDITION PRECEDENT.        The obligations of both parties contained herein
                                would be conditioned on the Shiny Entertainment, Inc. sale closing.

2.  PRODUCTS:                   1.) Subject to a third party licenses and
                                restrictions therein, interest, approvals or renewals, Interplay will sell, grant and assign to Titus all of Interplay's right, title and interest in the following intellectual property assets ("PROPERTY(IES)"); (a) EarthWorm Jim; (b)
                                Messiah; (c) Wild 9; (d) R/C Stunt Copter; (e)
                                Sacrifice; (f) MDK; (g) MDK II; and h) Kingpin, and all currently existing platforms and versions thereof.

                                2.) Subject to any third party licenses and restrictions therein, interest approvals or renewals, Interplay will grant to Titus an exclusive, world-wide, nontransferable license to develop, publish, manufacture, sell and distribute solely on Nintendo Advance GameBoy game system the following titles ("TITLE(S)"), for the period of the life of the Titles: (a) Hunter I; (b) Hunter II; (c) Ice Wind Dale I;
                                (d) Ice Wind Dale II; and (e) BG Dark Alliance
                                II. Interplay's only obligation with respect to the Titles is the grant of license hereunder, and in no event shall Interplay be obligated to deliver any code or other assets in connection with the Titles and in no event shall Interplay have any obligation to develop any of the Titles on any platform. All rights not expressly granted herein are reserved by Interplay, including, without limitation, the right to create conversions, derivatives and sequels to the Titles.

                                3.) In the event the rights granted under this Agreement to any Properties or Titles conflicts with third party licenses or interest or Interplay is unable to receive an approval or


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                                renewal from a third party licensor, Interplay
                                shall have the right to cancel such Property or Title from this Agreement and provide Titus with a replacement Property or Title of similar quality and genre to such cancelled Property or Title.

3.  CONSIDERATION:              As full and complete consideration for the
                                rights granted herein, Titus agrees to execute the Convertible Promissory Note ("PROMISSORY
                                NOTE") in Attachment 1, attached hereto and incorporated herein by reference, which provides that Titus unconditionally promises to pay to the order of Interplay, the principal sum of $3,500,000 and any unpaid accrued interest thereon at a rate equal to 6% per annum. The principal amount of the Promissory Note, and any unpaid interest accrued thereon, shall be due and payable in full on August 31, 2002
                                ("MATURITY DATE").

4.  FULFILLMENT LICENSE         Concurrently with the grant of rights set forth
                                above, Titus (including its successors and assigns) hereby grants to Interplay and its successors and assigns, an irrevocable and royalty-free license in and to the Properties
                                (and all intellectual property herein) to the extent necessary for Interplay and its subsidiaries, including, but not limited to, Interplay OEM Inc. and GameOnline.com, Inc., to fulfill their obligations under currently existing agreements pertaining to the Properties
                                (the "FULFILLMENT LICENSE").

5. THIRD PARTY NEGOTIATIONS:    For a period of ninety (90) days from the
                                Effective Date of this Agreement, Interplay may solicit offers from and negotiate with third parties to acquire rights to the Properties and Titles granted under this Agreement, with substantially similar terms ("THIRD PARTY
                                DEAL"). In the event Interplay enters into a binding agreement in connection with a Third
                                Party Deal for an amount in excess of
                                $3,500,000, Interplay can rescind Agreement and recover all rights granted and release Titus from all obligations thereunder.

6.  CUSTOMARY TERMS:            The Long Form Agreement will contain the terms
                                of this Agreement and the standard terms and conditions utilized by Interplay for agreements of this nature.

7. GUARANTEE:                   Interplay agrees to use good faith efforts to
                                assist Titus in the development and marketing of the Properties and Titles that will enable Titus to achieve gross sales of at least $3,500,000
                                ("SALES") in connection with the exploitation of the Properties and Titles within 14 months of the Effective Date ("ACHIEVEMENT"). For clarity, the foregoing sentence shall not obligate
                                Interplay to pay any money to Titus or any third


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                                party. Titus agrees to use best commercial
                                efforts to attain the Achievement. In the event the Achievement is not attained and failure to attain the Achievement is not a result of Titus' failure to use best commercial efforts, Interplay will pay to Titus the difference between the Sales and the actual gross sales achieved by Titus within 14 months of the Effective Date, not to exceed $2 Million, in connection with the exploitation of the Properties and Titles.

8.  GOVERNING LAW:              This Agreement, and the Long Form Agreement
                                shall be construed and enforced in accordance with, and shall be governed by, the laws of France, without regard to conflict of law principles thereof. In the event of any action, suit or proceeding brought under or in connection with this Agreement, or the Long Form
                                Agreement, exclusive venue and jurisdiction shall lie with the French court of competent jurisdiction.


ACCEPTED AND AGREED

INTERPLAY ENTERTAINMENT CORP.           TITUS INTERACTIVE SA


By:   /S/ HERVE CAEN                    By:   /S/ ERIC CAEN
    -------------------------               --------------------------------
Name: Herve Caen                            Name: Eric Caen
Title: President and CEO                    Title: Director General


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